                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     ISOCOR
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [ISOCOR LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 13, 1999

TO THE SHAREHOLDERS OF ISOCOR:

     Notice is hereby given that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of ISOCOR (the "Company"), a California corporation, will be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401 on Thursday, May 13, 1999 at 10:00 a.m. local time, for the following purposes:

          1. To elect the following directors, each to serve for a one year term: Janine M. Bushman, Dennis Cagan, Andre deFusco, Andrew De Mari, Paul Gigg, G. Bradford Jones and Bill Yundt.

          2. To adopt a 1999 Stock Option Plan and to authorize 350,000 shares of Common Stock reserved for issuance thereunder, together with an automatic annual increase of 300,000 shares at the beginning of each fiscal year during the term of such plan.

          3. To authorize amendments to the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares to an aggregate of 500,000.

          4. To authorize amendments to the Company's 1996 Directors' Stock Option Plan (i) to increase the number of shares subject to the First Option (as hereinafter defined) to 25,000 shares of Common Stock, (ii) to increase the number of shares subject to the Subsequent Options (as hereinafter defined) to 6,250 shares of Common Stock, and (iii) to provide for an additional option grant of 15,000 shares for any director elected to the Company's Board of Directors during 1999, but prior to the effectiveness of the increase in the size of the First Option described above.

          5. To ratify the appointment of PricewaterhouseCoopers L.L.P. as the independent auditors for the Company for the fiscal year ending December 31, 1999.

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 2, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you decide to attend the meeting you may vote in person even if you have returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          LOGO

                                          ELIAS J. BLAWIE, Secretary

Santa Monica, California
April 8, 1999

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED.

                                      LOGO
                            ------------------------

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of ISOCOR (the "Company"), a California corporation, for use at its 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 13, 1999 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

     These proxy solicitation materials were mailed on or about April 8, 1999 to all shareholders entitled to vote at the meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Janine M. Bushman, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares represented and voting on a particular proposal at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted (i) for the election of the persons nominated by management as directors, (ii) for the adoption of the Company's 1999 Stock Option Plan, (iii) for approval of the amendments to the Company's 1996 Employee Stock Purchase Plan, (iv) for approval of the amendments to the Company's 1996 Directors' Stock Option Plan, (v) for ratification of the appointment of the designated independent auditors and (vi) as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by electronic mail, facsimile, telephone or telegram.

RECORD DATE AND SHARE OWNERSHIP

     Only shareholders of record at the close of business on April 2, 1999 are entitled to notice of and to vote at the meeting. As of April 2, 1999, 10,181,270 shares of the Company's Common Stock were issued and outstanding.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's seven nominees named below, all of whom are currently directors of the Company. Director Alexandra Giurgiu has indicated that she does not intend to seek re-election to the Company's Board of Directors at the Annual Meeting for reasons unrelated to the Company and will resign immediately prior to the Annual Meeting. Therefore, the Board of Directors has amended the Company's Bylaws, in accordance with the terms thereof, to reduce the number of directors of the Company to seven, effective as of the Annual Meeting. Accordingly, at the Annual Meeting, seven directors will be elected.

     In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders, until such director's successor has been elected and qualified or until such director resigns as a director of the Company. The names of the nominees, and certain information about them as of December 31, 1998, are set forth below:

                                                                               DIRECTOR
         NAME OF NOMINEE           AGE         PRINCIPAL OCCUPATION             SINCE
         ---------------           ---         --------------------            --------
Janine M. Bushman................  44    Vice President, Finance and             1995
                                         Administration and Chief
                                         Financial Officer of the Company
Dennis Cagan.....................  54    Chief Executive Officer,                1997
                                         MessageMedia, Inc.
Andre deFusco....................  40    President and Chief Executive           1999
                                         Officer, ACT Networks,
                                         Inc.
Andrew De Mari...................  59    Chairman of the Board of                1991
                                         Directors of the Company
Paul Gigg........................  45    President and Chief Executive           1997
                                         Officer of the Company
G. Bradford Jones................  44    General Partner, Brentwood              1991
                                         Venture Capital, a venture
                                         capital investment firm
Bill Yundt.......................  58    Vice President, Networking, WebTV       1998
                                         Networks, Inc.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

     Janine M. Bushman joined the Company in April 1993. She became the Vice President of Operations of the Company in October 1994, was elected to the Board of Directors in July 1995 and was elected Vice President, Finance and Administration and Chief Financial Officer in November 1995. For almost six years prior to joining the Company, Ms. Bushman was Controller and Corporate Secretary for Interactive Systems Corporation, a developer and supplier of UNIX operating systems software. Ms. Bushman holds an M.B.A. from Loyola Marymount University and a B.S. in Accounting from the California State University at Northridge.

     Dennis Cagan was elected to the Board of Directors of the Company in August 1997 and has also served as a consultant to the Company since that time. Commencing in January, 1999 he became CEO of MessageMedia, Inc. a services company providing customer relationship management and direct marketing via internet e-mail. Mr. Cagan has been President of Cagan Co., Inc., a management consulting firm, since 1981 and also serves as Chairman of the Board of Acorn Technologies, Inc. He also currently serves on the Board of Directors of Sanctuary Woods Multimedia Corp. and MessageMedia, Inc.

     Andre deFusco was elected to the Board of Directors in March 1999. Mr. de Fusco has been President and Chief Executive Officer of ACT Networks, Inc. since July 1998. Previously Mr. de Fusco held several positions with ACT Networks, including the position of Vice President and General Manager of the Broadband Network Services subsidiary from July 1997 to June 1998, Vice President, Strategic Planning and Business Development from December 1995 to July 1997 and Vice President of Marketing from December 1994 to December 1995. Mr. de Fusco was employed as Director of International Accounts and Director of Business Development for Northern Telecom from 1990 to 1994 and as Vice President of Marketing and President of MaxCom, a developer of electronic mailsystems, from 1984 to 1990.

     Andrew De Mari is a founder of the Company, was elected Chairman of the Board of Directors in November 1997 and has been a member of the Board of Directors since the Company's inception in 1991. Prior to becoming Chairman, Dr. De Mari served as the Company's President and Chief Executive Officer since its founding in 1991. Prior to founding the Company, Dr. De Mari was the founder of Retix, a networking equipment company and a vice president of Compucorp, an office automation product manufacturer. Dr. De Mari holds M.S.E.E. and Ph.D. degrees in Electrical Engineering from the California Institute of Technology and Dott. Ing. Electrical Engineering from the Politecnico di Torino, Italy.

     Paul R. Gigg joined ISOCOR in January 1993. He became General Manager, Europe in October 1995, was elected Vice President, European Marketing and Sales in October 1996, was appointed Chief Operating Officer in April 1997 and was elected to the Board of Directors and as President and Chief Executive Officer in November 1997. For more than 5 years prior to joining ISOCOR, Mr. Gigg was Director of Marketing and Engineering at Dowty Communications (formerly Case Communications) a developer and supplier of networking products. Mr. Gigg holds a B.S.E.E. degree from the University of Wales, United Kingdom.

     G. Bradford Jones is a general partner in the venture capital firm of Brentwood Venture Capital, which he joined in 1981. He became a member of the Company's Board of Directors in July 1991. Mr. Jones also serves on the Board of Directors of Interpore International and Onyx Acceptance Corporation.

     Bill Yundt is Vice President, Networking at WebTV Networks, Inc. ("WebTV"), a subsidiary of Microsoft Corporation where he has been employed since June 1996. Prior to joining WebTV Mr. Yundt served as Vice President of BBN Planet Corp., a computer hardware hosting service provider, from September 1994 to May 1996. Mr. Yundt was employed as Director of Networking and Distributed Computing for Stanford University from November 1969 through August 1994 and was founder and CEO of BARNet (Bay Area Regional Network), an internet service provider, in 1993 where he was active through 1996. Mr. Yundt joined the Company's Board of Directors in May 1998.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of five meetings during the fiscal year ended December 31, 1998. The Board of Directors had an Audit Committee and a Compensation Committee. There is no committee performing the functions of a nominating committee.

     The Audit Committee of the Board of Directors reviews the results and scope of the audit and other services provided by the Company's independent auditors, approves fee arrangements with auditors and reports the results of its review to the full Board of Directors and to management. This Committee, which consists of directors Jones and Giurgiu, held one formal meeting during fiscal 1997. Following the Annual Meeting, Mr. de Fusco is expected to replace Ms. Giurgiu as a member of the Audit Committee.

     The Compensation Committee of the Board of Directors makes recommendations regarding salaries and incentive compensation for employees of the Company, makes recommendations with respect to purchase and option arrangements for individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and makes recommendations regarding other compensation matters to the full Board of Directors. This Committee, which consists of directors Giurgiu and Jones, held three formal meetings during fiscal 1998. Following the Annual Meeting, Mr. Yundt is expected to replace Ms. Giurgiu as a member of the Compensation Committee.

     No incumbent director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors or of the committees, if any, upon which such director served during fiscal 1998.

COMPENSATION OF DIRECTORS

     All directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings. Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that each person who is or becomes a nonemployee director of the Company and who has not previously been granted an option under the 1992 Stock Option Plan shall be granted a nonstatutory stock option to purchase 10,000 shares of the Common Stock of the Company (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the first calendar day of the Company's fiscal year commencing in 1998, each nonemployee director shall be granted an additional option to purchase 2,500 shares of Common Stock of the company (the "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. Under the amendments to the Directors' Plan described in Proposal No. 4, the number of shares subject to the First Option would be increased to 25,000 shares, the number of shares subject to the Subsequent Option would be increased to 6,250 shares and any non-employee who became a director of the Company during 1999, but prior to the effectiveness of the foregoing increases, would be entitled to receive an option to purchase 15,000 shares of the Company's Common Stock upon the effectiveness of such amendments.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES
                                 LISTED ABOVE.

                                 PROPOSAL NO. 2

                     ADOPTION OF THE 1999 STOCK OPTION PLAN

     At the Annual Meeting, shareholders are being asked to approve the adoption of the Company's 1999 Stock Option Plan (the "Option Plan") and to authorize 350,000 shares of Common Stock reserved for the Company's issuance thereunder, together with an automatic annual increase of 300,000 shares at the beginning of each fiscal year during the ten-year term of such plan. The following is a summary of principal features of the Option Plan. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Chief Financial Officer at the Company's principal offices at 3420 Ocean Park Boulevard, Santa Monica, CA 90405.

GENERAL

     The Option Plan was adopted by the Board of Directors in March 1999 to replace the Company's 1992 Stock Option Plan, under which there remained only 135,864 shares available for issuance as of February 28, 1999 and which is due to expire in three years. The Board of Directors believes that, in order to attract qualified employees, officers, consultants and directors to the Company and to provide incentives to its current employees, officers, consultants and directors, it is necessary to grant options to purchase Common Stock to such persons pursuant to the Option Plan. Accordingly, the shareholders are being asked to approve the Option Plan. The Company expects to continue to grant options under its 1992 Stock Option Plan as and if shares become available thereunder, until such plan expires.

     The Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees, consultants and directors. See "United States Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

     As of the date of this statement no shares had been issued upon exercise of options granted under the Option Plan, no options were outstanding and 350,000 shares will become available for future grants upon approval of the Option Plan by the shareholders of the Company.

     The Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

RESERVATION OF SHARES UNDER THE OPTION PLAN

     The Board of Directors believes that in order to attract and retain highly qualified employees, consultants and directors and to provide such employees, consultants and directors with adequate incentive through their proprietary interest in the Company, it is necessary to reserve 350,000 shares of Common Stock for issuance thereunder and to make available an additional 300,000 shares of Common Stock for issuance thereunder at the beginning of each fiscal year during the ten-year term of the Option Plan. At the Annual Meeting, the shareholders are being asked to approve the Plan and the reservation of 350,000 shares of Common Stock for issuance thereunder, together with an additional 300,000 shares to be reserved at the beginning of each fiscal year during the term of the Option Plan.

PURPOSE

     The purposes of the Option Plan are to attract and retain the best available personnel for the Company, to provide additional incentive to the employees, officers, consultants and directors of the Company, and to promote the success of the Company's business.

ADMINISTRATION

     If permitted by Rule 16b-3 of the Exchange Act and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the Option Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers.

     With respect to grants of options to employees or consultants who are also officers or directors of the Company, grants under the Option Plan shall be made by (A) the Board of Directors, if the Board of Directors may make grants under the Option Plan in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code as the latter applies so as to qualify grants of options to "covered employees" as performance-based compensation, or (B) a committee designated by the Board of Directors to make grants under the Option Plan, which committee shall be constituted in such a manner as to permit grants under the Option Plan to comply with Rule 16b-3, to qualify grants of options to "covered employees" as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

     With respect to grants of options to employees or consultants who are neither directors nor officers of the Company, the Option Plan will be administered by (A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee will be constituted in such a manner so as to satisfy the Applicable Laws. The Board of Directors or the committee designated by the Board of Directors to administer the Option Plan is referred to in this Proxy Statement as the "Administrator." The Administrator receives no additional compensation for its services in connection with the administration of the Option Plan.

ELIGIBILITY

     The Option Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company (including non-employee directors). Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of February 28, 1999, there were approximately 250 employees, officers, consultants and directors eligible to participate in the Option Plan.

     The Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee under the Option Plan during any fiscal year is 750,000, subject to adjustment as provided in the Option Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

     The terms of options granted under the Option Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     (a) Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

     (b) Exercise Price. The exercise price of options granted under the Option Plan is determined by the Administrator, and must be at least equal to the fair market value of the shares on the date of grant, in the case of incentive stock options, and 85% of the fair market value of the shares on the date of grant, in the case of nonstatutory stock options, as determined by the Administrator, based on the most recent available closing price of the Company's Common Stock on the Nasdaq Stock Market. Incentive stock options granted to shareholders owning more than 10% of the total combined voting power of all classes of the Company's stock (such holders are referred to as "10% Shareholders") are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a "covered employee" under Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

     (c) Termination of Employment. If the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability, options under the Option Plan may be exercised not later than forty-five days (or such other period after, not exceeding three months in the case of incentive stock options or six months in the case of nonstatutory stock options, as is determined by the Administrator) after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

     (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of or her total and permanent disability, options may be exercised within twelve months (or such other period of time not exceeding twelve months in the case of incentive stock options as is determined by the Administrator) after the date of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

     (e) Death. If an optionee should die while employed or retained by the Company, and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within six months after the date of death (or such other period of time, not exceeding six months, as is determined by the Administrator) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the optionee would have been entitled to exercise the option had the optionee continued living and remained employed or retained by the Company for three months after the date of death, but in no event may the option be exercised after its termination date.

     If an optionee should die within 30 days (or such other period of time not exceeding three months as is determined by the Administrator) after the optionee has ceased to be continuously employed or retained by the Company, the option may be exercised within six months after the date of death by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent that the optionee was entitled to exercise the option at the date of termination, but in no event may the option be exercised after its termination date.

     (f) Option Termination Date. Incentive stock options granted under the Option Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to 10% Shareholders may not have a term of more than five years.

     (g) Nontransferability of Options. Incentive stock options are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. In the case of nonstatutory stock options, the Administrator may at its discretion in certain circumstances allow the transferability of such options.

     (h) Merger or Acquisition. In the event of a merger of the Company with or into another corporation or sale of substantially all of the Company's assets, the Administrator may either accomplish a substitution or assumption of options by the successor corporation or give written notice to the optionee at least fifteen days prior to the consummation of such a transaction, during which period the optionee may exercise his or her then-vested options in part or in full. The Administrator has the authority to grant options with acceleration of vesting or to accelerate the vesting of options in the event of a merger of the Company with or into another corporation or sale of substantially all of the Company's assets.

     (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the Option Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval will be obtained if required by applicable law. However, no action by the Board of Directors or the shareholders may alter or impair any option previously granted under the Option Plan, unless mutually agreed otherwise between the optionee and the Board of Directors. The Option Plan shall terminate in May 2009, provided that any options then outstanding under the Option Plan shall remain outstanding until they expire by their terms.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the Option Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the Option Plan.

     Options granted under the Option Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by
Section 422 of the Code, or nonstatutory stock options, which will not qualify. If an option granted under the Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below) The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock on the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the maximum tax rate on long-term capital gains is 20%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

ALTERNATIVE MINIMUM TAX

     The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

     If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

REQUIRED VOTE

     The approval of the adoption of the Option Plan and the reservation of 350,000 shares for issuance thereunder, together with an automatic annual increase of 300,000 shares at the beginning of each fiscal year during the ten-year term of the Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ADOPTION OF THE 1999
                               STOCK OPTION PLAN.

                                 PROPOSAL NO. 3

              AMENDMENTS OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, shareholders are being asked to approve amendments to the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") that would increase the shares reserved for issuance thereunder by 250,000 shares of Common Stock to an aggregate of 500,000 shares.

     The following is a summary of principal features of the Purchase Plan. This summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 3420 Ocean Park Boulevard, Santa Monica, CA 90405.

GENERAL

     The Purchase Plan was adopted by the Board of Directors on January 19, 1996, at which time 250,000 shares of Common Stock were reserved for issuance thereunder. In connection with the amendment of the Purchase Plan, the Board of Directors has reserved 250,000 additional shares of Common Stock for issuance thereunder. As of February 28, 1999, there were 8,153 shares available for future issuance under the Purchase Plan. The Board of Directors believes that, in order to attract qualified employees to the Company and to provide incentives to its current employees, it is necessary to continue to grant its employees the right to purchase Common Stock of the Company pursuant to the Purchase Plan. Accordingly, the shareholders are being asked to approve the amendments to the Purchase Plan.

     The Purchase Plan has two six-month offering periods each year commencing on January 1 and July 1 of each year, or at such other time or times as may be determined by the Board of Directors. The Purchase Plan is intended to qualify under Section 423 of the Code. The Purchase Plan is further deemed to contain, and options granted thereunder shall contain, and the shares issued upon exercise thereof shall be subject to, any additional conditions and restrictions as may be required by Rule 16b-3 of the Exchange Act to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Purchase Plan transactions.

PURPOSE

     The purpose of the Purchase Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADMINISTRATION

     The Purchase Plan is to be administered by the Board of Directors of the Company or a committee appointed by the Board of Directors (the
"Administrator"). At the present time, the Purchase Plan is administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Administrator.

ELIGIBILITY AND PARTICIPATION

     Employees (including officers and employee directors) who are employed for at least 20 hours per week and more than five months in any calendar year and who are employed by the Company as of the first business day of each offering period of the plan (the "Offering Date") are eligible to participate in an offering under the Purchase Plan, subject to certain limitations imposed by
Section 423(b) of the Code and limitations on stock ownership as set forth in the Purchase Plan. No employee shall be granted an option under the Purchase Plan if (i) immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or its subsidiaries, or (ii) such option would permit such employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such option is outstanding at any time.

     Eligible employees become participants in the Purchase Plan by filing with the payroll office of the Company a subscription agreement authorizing payroll deductions prior to the applicable Offering Date, unless a later time for filing the subscription agreement has been set by the Administrator. Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last day (the "Purchase Date") of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant.

GRANT AND EXERCISE OF OPTION

     At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares determined by dividing such employee's payroll deductions accumulated prior to the end of the offering period and retained in the participant's account as of the end of the offering period by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock at the beginning of the offering period or
(ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the last day of the offering period; provided that in no event shall a participant be permitted to purchase during each offering period more than a number of shares determined by dividing $12,500 by the fair market value of a share of the Company's Common Stock at the beginning of the offering period, and provided further that such purchases shall be subject to the limitations set forth above. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares which would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Subject to the approval of the Company's shareholders of the foregoing amendments, the additional shares to be approved will be made available for purchase by the Company's employees during offering periods commencing on January 1, 1999 and afterwards, provided however, that with respect to the offering period commencing on January 1, 1999 only, the purchase price will be equal to the lower of (i) eighty-five percent (85%) of, the greater of, the fair market value of a share of the Company's Common Stock at January 1, 1999 and the date on which the Company's shareholders approve the reservation of additional shares under the Purchase Plan as proposed hereby, and (ii) eighty-five percent (85%) of the fair market value of a shares of the Company's Common Stock on June 30, 1999.

     Unless an employee withdraws his or her participation in the Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of an offering period, the employee's option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to option which are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined as provided below. During the year ended December 31, 1998, (i) 21,731 shares were purchased under the Purchase Plan by the Company's executive officers (4 persons), (ii) no shares were purchased under the Purchase Plan by the Company's current directors were are not executive officers (5 persons) and (ii) 144,946 shares were purchased under the Purchase Plan by all eligible employees, including current officers who are not executive officers (53 persons).

     During his or her lifetime, a participant's option to purchase shares under the Purchase Plan is exercisable only by him or her. However, a participant may file a written designation of a beneficiary who is (i) to receive any shares and cash, if any, from the participant's account under the Purchase Plan in the event of such participant's death subsequent to the end of an offering period but prior to delivery to him or her of such shares and cash, and (ii) to receive any cash from the participant's account under the Purchase Plan in the event of such participant's death prior to the Purchase Date of the offering period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

PURCHASE PRICE

     The purchase price per share at which shares are sold to participating employees under the Purchase Plan is the lower of (i) 85% of the fair market value per share of the Common Stock at the time the option is granted at the commencement of the offering period, and (ii) 85% of the fair market value per share of the Common Stock at the time the option is exercised on the applicable Purchase Date. The fair market value of the Common Stock on a given date shall be determined by the Board and will generally be based upon the last reported sales price of the Common Stock on The Nasdaq Stock Market.

PAYROLL DEDUCTIONS

     The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions during the offering period. The deductions may not be less than 1% or more than 10% of a participant's aggregate compensation during the offering period. A participant may discontinue his or her participation in the Purchase Plan or, on one occasion only during an offering period, may increase or decrease his or her rate of payroll deductions. Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall continue until his or her participation is terminated as provided in the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during the applicable offering period, cancels his or her option and his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change is made in the Company's capitalization in the middle of an offering period, such as a stock split, stock dividend, combination or reclassification, that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the purchase price and in the number of shares subject to options and available for issuance under the Purchase Plan.

     In the event of a proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent substitute option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator elects to shorten the offering period then in progress by setting a new Purchase Date and notifying the optionees of the change in their Purchase Date.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors may at any time amend or terminate the Purchase Plan without the approval of the shareholders, except that such termination cannot affect options previously granted nor may an amendment make any change in an option granted prior thereto which adversely affects the rights of any participant unless prevailing accounting rules change in such a way that would have an adverse effect on the Company if it did not terminate the Purchase Plan or such offering period. No amendment may be made to the Purchase Plan without approval of the shareholders of the Company to the extent required by applicable law. The Purchase Plan shall expire in 2016 unless sooner terminated by the Administrator.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year after the Purchase Date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain, taxed at a maximum rate of 20%. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

REQUIRED VOTE

     The approval of the amendments to the Purchase Plan and the reservation of 250,000 additional shares of Common Stock for issuance thereunder requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS
    TO THE PURCHASE PLAN AND THE RESERVATION OF 250,000 ADDITIONAL SHARES OF
                     COMMON STOCK FOR ISSUANCE THEREUNDER.

                                 PROPOSAL NO. 4

                 AMENDMENT OF 1996 DIRECTORS' STOCK OPTION PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve amendments to the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan") in order to (i) increase the number of shares subject to the First Option to 25,000 shares of Common Stock, (ii) increase the number of shares subject to the Subsequent Option to 6,250 shares of Common Stock, and
(iii) provide for the grant of an option to purchase 15,000 shares of Common Stock to any non-employee director elected to the Company's Board of Directors during 1999 but prior to the effectiveness of the above amendments. The following is a summary of principal features of the Directors' Plan. The summary, however, does not purport to be a complete description of all the provisions of the Directors' Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 3420 Ocean Park Boulevard, Santa Monica, CA 90405.

GENERAL AND PURPOSE

     The Directors' Plan was adopted by the Board of Directors in January 1996 and the Board has reserved a total of 150,000 shares of Common Stock for issuance thereunder.

     The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. It is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

     The purpose of the Directors' Plan is to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board of Directors.

GRANT AND EXERCISE OF OPTION

     The Directors' Plan provides that each person who becomes a nonemployee director after the effective date of the Directors' Plan shall be automatically granted a "First Option" to purchase 25,000 shares of Common Stock (an increase from 10,000 shares of Common Stock) on the date on which such person first becomes a nonemployee director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy, unless such person has previously been granted an option by the Company to purchase shares under any stock option plan of the Company. A "Subsequent Option" to purchase 6,250 shares of Common Stock (an increase from 2,500 shares of Common Stock) is automatically granted to each nonemployee director on the first day of each fiscal year, provided that on that date the nonemployee director has served on the Board of Directors for at six months. A "1999 Option" is granted to any nonemployee director who became a director of the Company during 1999, but prior to the date of the Company's 1999 Annual Meeting of Shareholders.

     The Directors' Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the Code), and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     The Directors' Plan provides that each First Option and 1999 Option granted thereunder becomes exercisable in installments cumulatively as to 25% of the shares subject to the such option on each of the first, second, third and fourth anniversaries of the date of grant of such option, and as to 100% of the shares subject to a Subsequent Option on the fourth anniversary of the date of grant of the Subsequent Option. The options remain exercisable for up to ninety days following the optionee's termination of service as a director of the Company, unless such termination is a result of death, in which case the options remain exercisable for up to a six-month period, or disability, in which case the options remain exercisable for up to a six-month period.

     During the fiscal year ended December 31, 1998 four nonemployee directors received options to purchase an aggregate of 10,000 shares of the Company's Common Stock.

EXERCISE PRICE AND TERM OF OPTIONS

     The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on The Nasdaq Stock Market on the immediately preceding trading date. Options granted under the Directors' Plan have a term of ten years.

MERGER OR SALE OF ASSETS

     In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each nonemployee director shall have a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, or shall receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger, consolidation or reorganization.

AMENDMENT AND TERMINATION

     The Board of Directors may at any time amend or terminate the Directors' Plan, except that such termination cannot affect options previously granted without the agreement of any optionee so affected. Notwithstanding the foregoing, the provisions regarding the grant of options under the Directors' Plan may be amended only once in any six-month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     If not terminated earlier, the Directors' Plan will expire in 2006.

U.S. FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the Directors' Plan.

     Options granted under the Directors' Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However upon its exercise, the optionee will generally recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. For individual taxpayers, the maximum U.S. federal income tax rate on long-term capital gains is 20%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

REQUIRED VOTE

     The approval of the amendments to the Directors' Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS
                            TO THE DIRECTORS' PLAN.

                                PROPOSAL NO. 5:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers L.L.P., independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers L.L.P. has audited the Company's financial statements annually since its inception. Representatives of PricewaterhouseCoopers L.L.P. are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT
   OF PRICEWATERHOUSECOOPERS L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY.

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of February 28, 1999 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 20, and (iv) all directors and executive officers as a group.

   5% SHAREHOLDERS, DIRECTORS, NAMED OFFICERS AND      NUMBER OF SHARES          PERCENT
    EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP       BENEFICIALLY OWNED    BENEFICIALLY OWNED
   ----------------------------------------------     ------------------    ------------------
Brentwood Associates V, L.P.........................        607,618                 6.0%
  11150 Santa Monica Boulevard, Suite 1200
  Los Angeles, CA 90025
CFJPE...............................................        568,964                 5.6%
  12, rue Chauchat
  75009 Paris, France
Janine M. Bushman(1)................................         60,458                   *
Dennis Cagan........................................         18,125                   *
Andrew De Mari(1)(2)................................        341,474                 3.4%
Andre deFusco(3)....................................             --                   *
Paul Gigg(1)........................................        137,633                 1.4%
Alexandra Giurgiu(4)................................        432,982                 4.3%
G. Bradford Jones(5)................................        617,982                 6.1%
Alex Lazar(1).......................................         29,083                   *
Raomal Perera(1)....................................         93,344                   *
Robert Lewin(1)(6)..................................         42,500                   *
Bill Yundt..........................................          1,000                   *
All executive officers and directors as a group (14       1,774,581
  persons)(2)(4)(5).................................                               17.1%

---------------
 *  Less than 1%.

(1) Includes shares subject to options issued pursuant to the Company's 1992 Stock Option Plan which are exercisable on or before May 1, 1999 (60 days from the date of this table). Such shares include: Janine M. Bushman:
    60,458; Andrew De Mari: 43,333; Paul Gigg: 137,633; Alex Lazar: 25,083;
    Robert Lewin: 37,500; Raomal Perera: 19,833; others: 53,457.

(2) Excludes 6,471 shares owned by Antonella De Mari, 471 shares owned by Luigi De Mari, 6,471 shares owned by Alessandra De Mari and 6,471 shares owned by Susanna De Mari, all of whom are members of Dr. De Mari's immediate family. Dr. De Mari disclaims beneficial ownership of such shares.

(3) Mr. deFusco joined the Company's Board of Directors after the date of this table, at which time he was granted an option to purchase 10,000 shares of the Company's Common Stock pursuant to the terms of the Directors' Plan. None of such shares are exercisable on or before May 1, 1999.

(4) Includes 422,618 shares held by 4CV Management Company, Inc. Ms. Giurgiu, a director of the Company, is a Partner of 4CV Management Company, Inc. Because of her position with 4CV Management Company, Inc., Ms. Giurgiu may be deemed to be a beneficial owner of such shares, but disclaims beneficial ownership of such shares except to the extent of her individual interest therein.

(5) Includes 607,618 shares held by Brentwood Associates V, L.P. Mr. Jones, a director of the Company is a general partner of Brentwood V Ventures, L.P., the General Partner of Brentwood Associates V, L.P. Because of his position with Brentwood V Ventures, L.P., Mr. Jones may be deemed to be a beneficial owner of such shares, but disclaims beneficial ownership of such shares except to the extent of his individual interest in the partnership.

(6) Robert Lewin resigned as an officer of the Company effective December 9, 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Notwithstanding anything to the contrary set forth in any of the Company previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 23 shall not be incorporated by reference into any such filings.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICIES

     The Board of Directors establishes and periodically reviews the compensation of the Chief Executive Officer and the management employees who report to the Chief Executive Officer. Compensation for executives is based generally on the concept that compensation must be competitive with that of other quality companies in order to help motivate and retain the talent, leadership skills and experience needed to help successfully guide the Company; and must provide a strong incentive for key personnel to achieve the Company's financial, product development and market penetration goals.

     It is the Company's policy that executive compensation include base salary, stock options and, for certain employees, bonuses and/or commissions. The Company's salary levels are determined by comparisons with companies with similar characteristics in the software industry. Salary increases are determined based on the individual performance of the executive, the performance of the Company, any change in the responsibilities of the executive and comparisons to industry compensation data.

     The Company relies upon incentive stock options as an important element of the compensation packages of executive employees. By using incentive stock options, the Company has been able to keep salaries and bonuses at relatively modest levels. All employee stock options have historically been granted pursuant to the Company's 1992 Stock Option Plan and upon approval of the Company's 1999 Stock Option Plan, may be granted thereunder as well. The Company makes stock option grants periodically at no less than 100% of the market price of the Company's Common Stock on the day prior to the date of the grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In order to attract Paul Gigg to become the Company's Chief Executive Officer during 1998, the Company entered into a one year employment agreement with Mr. Gigg pursuant to which he was entitled to an annual salary of $216,000 per year with a target bonus for the year of $54,000. In addition, the Company committed to loan Mr. Gigg up to $500,000 in order to purchase a home in the Santa Monica, California area, which was to be secured by the home purchased. Mr. Gigg was also entitled under this agreement to receive certain severance payments if he was terminated without cause. In addition he was granted options to purchase 50,000 shares of the Company's Common Stock, which vest over 26 months, upon his election to the position of President and CEO. Based on Mr. Gigg's achievement of milestones during 1998, including expanding the Company's markets with the addition of Internet Service Providers, expanding the Company's professional services capabilities, and the expansion and continued enhancement of the Company's messaging and directory products, the Compensation Committee approved a bonus for Mr. Gigg of $16,094, or 30% of his target, for his services during 1998.

     In evaluating Mr. Gigg's compensation for 1999, the Compensation Committee considered the amount of his current stock ownership, including the portion that was unvested, changes in the compensation for similarly situated Chief Executives and the relative difficulty of his bonus related objectives. Based on these, as well as other factors, the Board increased Mr. Gigg's salary to $257,800 annually and increased his target bonus to $64,450. Mr. Gigg's option to obtain the $500,000 home loan remained intact. During January 1999, Mr. Gigg actually borrowed the full amount available to him, which debt is secured by real property currently owned by him.

  OPTION REPRICING

     In December 1998, the Board of Directors (including the Compensation Committee) determined that it was in the best interest of the Company to offer to reprice the then-existing stock options of the Company with exercise prices in excess of the then-current fair market value of the Company's Common Stock. Given the substantial decline in fair market value of the Company's Common Stock in the four months prior to December 1998, and the fact that a large number of the Company's employees held stock option grants, before the repricing, with exercise prices substantially in excess of the fair market value of the Company's Common Stock in December 1998. Included in the repricing actions were options then held by certain of the Company's executive officers. See "-- Ten Year Option/SAR Repricing."

     The objectives of the 1992 Stock Option Plan are to promote the interests of the Company by providing employees and consultants an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. It was the view of the Board that stock options with exercise prices substantially above the current market price of the Company's Common Stock were viewed negatively by most optionees of the Company, and provided little, if any, equity incentive to the optionees. The Board thus concluded that such option grants seriously undermined the specific objectives of the 1992 Stock Option Plan and should be repriced.

     In this context, the Board of Directors decided that effective December 11, 1998 all unexercised stock options granted under the 1992 Stock Option Plan held by then-current employees of and consultants to the Company with exercise prices in excess of the fair market vale of the Company's Common Stock on December 10, 1998 would be repriced with a new exercise price of $1.8125 per share, the closing sale price and fair market value of the Company's Common Stock on December 10, 1998. The total number of stock option shares repriced was 1,857,900. The Company completed this repricing through a one-for-one stock option exchange of "underwater" stock options for all optionees under the 1992 Stock Option Plan other than optionees who were no longer employees of or consultants to the Company as of such date. Other than the change in the exercise price, the affected options remain the same.

     It is the opinion of the Board of Directors and the Compensation Committee that this program helped build optionee morale and provided new incentives for the Company's employees and management.

  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

     The compensation to be paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the company's executive officers for fiscal 1999 will exceed that limit. The Company's 1992 Stock Option Plan and proposed 1999 Stock Option Plan are structured so that any compensation income realized by an executive officer as a result of the exercise of an outstanding option or the sale of option shares under the 1992 Stock Option Plan or 1999 Stock Option Plan would qualify as "performance-based" compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy and the Company's best interests.

                                          COMPENSATION COMMITTEE

                                          Alexandra Giurgiu
                                          G. Bradford Jones

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are currently Alexandra Giurgiu and G. Bradford Jones. Following the Annual Meeting, Mr. Yundt will replace Ms. Giurgiu as a member of the Compensation Committee. Neither Ms. Giurgiu nor Messrs. Jones or Yundt has at any time been an officer or employee of the Company.

                           SUMMARY COMPENSATION TABLE

     The following table shows the compensation received by the Company's Chief Executive Officer during 1998 and the four other most highly compensated executive officers of the Company on an annualized basis whose total annual salary and bonus exceeded $100,000 for 1998 (the "Named Officers"), and the compensation received by each such individual for the fiscal years ended December 31, 1996, 1997 and 1998.

                                                                                 LONG TERM
                                                 ANNUAL COMPENSATION            COMPENSATION
                                        -------------------------------------   ------------
                                                                                 SECURITIES
                                                    BONUS AND    OTHER ANNUAL    UNDERLYING     ALL OTHER
                                        SALARY(1)   COMMISSION   COMPENSATION     OPTIONS      COMPENSATION
                                        ---------   ----------   ------------   ------------   ------------
Paul Gigg......................  1998   $227,631     $33,280       $42,000
  President and Chief            1997    153,640      46,057        24,000        125,000        $31,862
  Executive Officer              1996     79,698      76,913            --         25,000          7,949
Alex Lazar.....................  1998    105,316      55,382         8,500
  Vice President,                1997     98,254      62,113            --         20,000
  North American Sales           1996     79,250      65,535
Raomal Perera..................  1998    102,278      11,720        36,000                        13,709
  Senior Vice President,         1997    110,957      12,680        32,400                         9,235
  Engineering                    1996     87,295          --        32,400         28,000         11,904
Janine Bushman.................  1998    146,135      23,123         2,009
  Vice President, Finance &      1997    130,000      32,109
  Administration, CFO            1996    110,000                                   25,000
Robert Lewin(1)................  1998    193,480      11,754        30,500
  Vice President, Marketing      1997      9,170       6,100                       50,000

---------------
(1) Robert Lewin resigned as an officer of the Company effective December 9, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information with respect to the stock option grants made during the year ended December 31, 1998 under the Company's 1992 Stock Option to the Named Officers. No stock appreciation rights were granted to these individuals during such fiscal year.

                                                          INDIVIDUAL GRANTS
                       ---------------------------------------------------------------------------------------
                                                                                POTENTIAL REALIZABLE VALUE AT
                                      % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                                       OPTIONS                                     STOCK PRICE APPRECIATION
                         OPTIONS      GRANTED TO    EXERCISE OR                     FOR OPTION TERM($)(3)
                         GRANTED     EMPLOYEES IN    BASE PRICE    EXPIRATION   ------------------------------
        NAME           (SHARES)(1)   FISCAL YEAR    (PER SHARE)       DATE           5%               10%
        ----           -----------   ------------   ------------   ----------   ------------      ------------
Paul Gigg............      6,000(2)       0.8         $1.8125      11-30-2005     $  6,839          $ 17,332
                          25,000(2)       3.2          1.8125       8-14-2006       28,497            72,216
                          75,000(2)       9.6          1.8125       5-15-2007       85,490           216,649
                          50,000(2)       6.4          1.8125       11-5-2007       56,994           144,433
                         170,000(2)      22.0          1.8125       5-13-2008      193,778           491,072
Alex Lazar...........     20,000(2)       2.5          1.8125       8-14-2006       22,797            57,773
                          65,000(2)       8.4          1.8125       5-13-2008       74,092           187,763
Raomal Perera........      8,000(2)       1.0          1.8125       1-18-2006        9,119            23,109
                          20,000(2)       2.5          1.8125       8-14-2006       22,797            57,773
                          20,000(2)       2.5          1.8125       5-13-2008       22,797            57,773
Janine Bushman.......     10,000(2)       1.3          1.8125       1-18-2006       11,399            28,887
                          15,000(2)       1.9          1.8125       8-14-2006       17,098            43,330
                          30,000(2)       3.9          1.8125       5-13-2008       34,196            86,660
Robert Lewin(4)......     37,500(2)       4.9          1.8125       12-8-2007       42,745           108,325

---------------
(1) The general terms of the options are substantially the same as the terms of options described under "Proposal No. 3 Adoption of the 1999 Stock Option Plan."

(2) Reflects options granted in prior fiscal years for which the exercise price was adjusted. See "Compensation of Executive Officers -- Report of Compensation Committee" and "-- Ten-Year Option/SAR Repricings."

(3) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock, as well as the optionee's continued employment through the vesting period.

(4) Robert Lewin resigned as an officer of the Company effective December 9, 1998.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides certain summary information concerning shares of Common Stock acquired upon exercise of stock options and represented by outstanding stock options, for each of the Named Officers as of December 31, 1998.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                 OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)(2)
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------   -----------   -------------   -----------   -------------
Paul Gigg................       --          --         7,850          28,150       $ 32,876       $117,892
                                                       7,083           2,917         27,893         11,487
                                                       4,625           1,375         12,721          3,782
                                                      14,583          10,417         40,111         28,652
                                                      43,181          31,819        118,769         87,518
                                                      26,924          23,076         74,054         63,471
                                                          --         170,000             --        467,585
Raomal Perera............       --          --         5,833           2,167         11,304          4,200
                                                      11,666           8,334         22,609         16,151
                                                          --          20,000             --         38,760
Alex Lazar...............       --          --           979              21          3,855             83
                                                       9,750           2,250         32,302          7,454
                                                      11,666           8,334         32,087         22,923
                                                          --          65,000             --        178,783
Janine Bushman...........       --          --        16,000              --         67,008             --
                                                       4,000              --         15,752             --
                                                       4,000              --         15,752             --
                                                       3,916              84         15,421            331
                                                      13,000           3,000         43,069          9,939
                                                       7,291           2,709         20,054          7,451
                                                       8,750           6,250         24,067         17,191
                                                          --          30,000             --         82,515
Robert Lewin(3)..........       --          --        12,500          37,500         28,125         84,375

---------------

(1) Determined based on the closing price of the Company's Common Stock as reported on The Nasdaq Stock Market on December 31, 1998 ($4.5630 per share).

(2) Excludes options with exercise prices in excess of the fair market value of the underlying shares as of the date of this table.

(3) Robert Lewin resigned as an officer of the Company effective December 9, 1998.

                           TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information as of December 31, 1998 with respect to the repricing of certain stock options held by the Named Officers during the previous ten years. No stock appreciation rights were granted to any Named Officer during such period.

                                       NUMBER OF       MARKET                                      LENGTH OF
                                      SECURITIES       PRICE          EXERCISE                  ORIGINAL OPTION
                                      UNDERLYING    OF STOCK AT        PRICE                    TERM REMAINING
                                      OPTION/SARS     TIME OF        AT TIME OF        NEW        AT DATE OF
                                      REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE     REPRICING OR
           NAME               DATE    AMENDED(#)     AMENDMENT       AMENDMENT      PRICE($)       AMENDMENT
           ----             --------  -----------   ------------   --------------   ---------   ---------------
Janine Bushman............  12-11-98    10,000        $1.8125         $2.625         $1.8125     7 yrs. 1 mos.
                            12-11-98    15,000         1.8125          2.625          1.8125     7 yrs. 8 mos.
                             4-1-97     10,000         2.625           8.00           2.625     8 yrs. 10 mos.
                             4-1-97     15,000         2.625           6.75           2.625      9 yrs. 4 mos.
Paul Gigg.................  12-11-98     6,000         1.8125          2.625          1.8125    6 yrs. 11 mos.
                            12-11-98    25,000         1.8125          2.625          1.8125     7 yrs. 8 mos.
                            12-11-98    75,000         1.8125          2.625          1.8125     8 yrs. 5 mos.
                            12-11-98    50,000         1.8125          2.625          1.8125    8 yrs. 11 mos.
                             4-1-97      6,000         2.625           7.50           2.625      8 yrs. 8 mos.
                             4-1-97     25,000         2.625           6.75           2.625      9 yrs. 4 mos.
Alex Lazar................  12-11-98    20,000         1.8125          2.625          1.8125     7 yrs. 8 mos.
                             4-1-97     20,000         2.625           6.75           2.625      9 yrs. 4 mos.
Raomal Perera.............  12-11-98     8,000         1.8125          2.625          1.8125     7 yrs. 1 mos.
                            12-11-98    20,000         1.8125          2.625          1.8125     7 yrs. 8 mos.
                             4-1-97      8,000         2.625           8.00           2.625     8 yrs. 10 mos.
                             4-1-97     20,000         2.625           6.75           2.625      9 yrs. 4 mos.
Robert Lewin(1)...........  12-11-98    37,500         1.8125          2.625          1.8125     7 yrs. 8 mos.

---------------
(1) Robert Lewin resigned as an officer of the Company effective December 9, 1998.

                               PERFORMANCE GRAPH

     The following graph compares, for the period of time that the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, the cumulative total shareholder return for the Company with the cumulative total return of The Nasdaq Stock Market US Index, and the Hambrecht & Quist Computer Software Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                 COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*
               AMONG ISOCOR, THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX
                                      LOGO

* $100 invested on 3/14/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company is a party to an international reseller agreement with Syseca, an affiliate of Thomson-CSF Ventures. Pursuant to such agreement, the Company provides products to Syseca for resale on terms not substantially different from terms with other international resellers. Pursuant to orders under such agreement, the Company has included $345,000 in revenues for the year ended December 31, 1998. Included in accounts receivable as of December 31, 1998 was $82,000 relating to Syseca. The Company believes that this transaction was made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Consistent with other employees of the Company's Irish operation, the Company has entered into an employment agreement with C. Raomal Perera, the Company's Senior Vice President, Engineering and the General Manager of the Company's Irish operations. Such agreement contains customary provisions including the rate of compensation, benefits, vacation and a car allowance consistent with the terms offered to other ISOCOR managers in Ireland. In addition, his contract provides for the payment of certain management fees related to his position as General Manager of ISOCOR B.V. Mr. Perera is an "at-will" employee of the Company.

     The Company has entered into a Consultancy Agreement with Cagan Co, Inc., a management consulting firm of which Dennis Cagan is the President and Chief Executive Officer. Pursuant to the terms of such agreement the Company may engage Cagan Co, Inc. for one or more projects, from time to time, as mutually agreed by the parties. There are currently no outstanding work orders under the Agreement. The terms and conditions of such Agreement and the related work order are substantially the same as the terms of other agreements between Cagan Co, Inc. and its clients.

     See "Compensation of Executive Officers -- Report of the Compensation Committee" for a discussion of agreements with Paul Gigg.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock ("Reporting Persons") to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Reporting Persons are required by SEC regulation to provide the Company with copies of all Section 16(a) forms they file. Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1998. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 1998, all Reporting Persons complied with the applicable filing requirements.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2000 Annual Meeting must be received by the Company no later than December 9, 1999 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          LOGO

                                          ELIAS J. BLAWIE, Secretary

Dated: April 8, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                   OF ISOCOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS


     The undersigned shareholder of ISOCOR, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 8, 1999, and hereby appoints Paul Gigg and Janine M. Bushman or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of ISOCOR to be held on May 13, 1999, at 10:00 a.m., local time, at the Miramar Sheraton Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

                                                                     -----------
                                                                     SEE REVERSE
                         (TO BE SIGNED ON REVERSE SIDE)                 SIDE
                                                                     -----------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                                     ISOCOR

                                  MAY 13, 1999


                Please Detach and Mail in the Envelope Provided

        PLEASE MARK YOUR
A  [X]  VOTES AS IN THIS
        EXAMPLE

                                     FOR all                   WITHHOLD
                                nominees listed to             AUTHORITY
                                the right (except       to vote for all nominees
                                  as indicated)           listed to the right.
1.  Election of Directors              [ ]                        [ ]

IF YOU WISH TO WITHHOLD AUTHORITY            Nominees:  Janine M. Bushman
TO VOTE FOR ANY INDIVIDUAL NOMINEE,                     Dennis Cagan
STRIKE A LINE THROUGH THAT NOMINEE'S                    Andre de Fusco
NAME IN THE LIST TO THE RIGHT.                          Paul Gigg
                                                        G. Bradford Jones
                                                        Bill Yundt

                                                           FOR  AGAINST  ABSTAIN
2.  To adopt a 1999 Stock Option Plan and to authorize     [ ]    [ ]      [ ]
    shares of Common Stock reserved for issuance
    thereunder as set forth in the Proxy Statement.
                                                           FOR  AGAINST  ABSTAIN
3.  To authorize amendments to the Company's 1996          [ ]    [ ]      [ ]
    Employee Stock Purchase Plan as set forth in the
    Proxy Statement.
                                                           FOR  AGAINST  ABSTAIN
4.  To authorize amendments to the Company's 1996          [ ]    [ ]      [ ]
    Directors' Stock Option Plan as set forth in the
    Proxy Statement.
                                                           FOR  AGAINST  ABSTAIN
5.  To ratify the appointment of PricewaterhouseCoopers    [ ]    [ ]      [ ]
    LLP as the independent auditors of the Company for the year ending December 31, 1999.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF ALL DIRECTORS; (2) ADOPTION OF THE 1999 STOCK OPTION PLAN; (3) FOR APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1996 EMPLOYEE STOCK PURCHASE PLAN; (4) AMENDMENTS TO THE COMPANY'S 1996 DIRECTORS' STOCK OPTION PLAN AND (5) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS L.L.P. AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


SIGNATURE(S)                                                DATE
            -----------------------------------------------     ----------------

NOTE: This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.